Exhibit 4.3

FORM OF WARRANT

THIS WARRANT AND THE UNDERLYING SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”). THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT AS TO SUCH SECURITIES UNDER THE ACT OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED.

PROGRESSIVE GAMING INTERNATIONAL CORPORATION

WARRANT TO PURCHASE COMMON STOCK

No.	, 2008

Void After                      , 2013

THIS CERTIFIES THAT, for value received, International Game Technology, a Nevada corporation, with its principal office at 9295 Prototype Drive, Reno, Nevada 89521, or assigns (the “Holder”), is entitled to subscribe for and purchase at the Exercise Price (defined below) from Progressive Gaming International Corporation, a Nevada corporation, with its principal office at 920 Pilot Road, Las Vegas, NV 89119 (the “Company”) [            ] shares of the Company’s common stock, $0.10 par value per share (the “Common Stock”).

1. DEFINITIONS. Capitalized terms not otherwise defined herein shall have the meanings set forth in that certain Note and Warrant Purchase Agreement (the “Purchase Agreement”), dated as of                      , 2008, by and between the Company and the Holder. As used herein, the following terms shall have the following respective meanings:

(a) “Exercise Period” means the period commencing with the date hereof and ending five (5) years later, unless sooner terminated as provided below.

(b) “Exercise Price” means $[            ] per share, subject to adjustment pursuant to Section 3 below.

(c) “Exercise Shares” means the shares of the Company’s Common Stock issuable upon exercise of this Warrant, subject to adjustment pursuant to the terms herein, including but not limited to adjustment pursuant to Section 3 below.

(d) “Person” means any individual, sole proprietorship, partnership, limited liability company, joint venture, trust, unincorporated association, corporation, entity or government (whether federal, state, county, city or otherwise, including, without limitation, any instrumentality, division, agency or department thereof).

(e) “Registration Rights Agreement” means the Registration Rights Agreement dated as of                      , 2008 by and between the Company and the Holder.

2. EXERCISE OF WARRANT.

2.1 Cash Exercise. The rights represented by this Warrant may be exercised in whole or in part at any time during the Exercise Period, by delivery of the following to the Company at its address set forth above (or at such other address as it may designate by notice in writing to the Holder):

(a) An executed Notice of Exercise in the form attached hereto;

(b) Payment of the Exercise Price either (i) in cash or by check, or (ii) by cancellation of indebtedness; and

(c) This Warrant.

Upon the exercise of the rights represented by this Warrant, a certificate or certificates for the Exercise Shares so purchased, registered in the name of the Holder or persons affiliated with the Holder, if the Holder so designates, shall be issued and delivered to the Holder within a reasonable time after the rights represented by this Warrant shall have been so exercised; and, unless this Warrant has expired, a new Warrant representing the number of shares of Common Stock (except a remaining fractional share), if any, with respect to which this Warrant shall not then have been exercised shall also be issued to the Holder hereof within such time.

The person in whose name any certificate or certificates for Exercise Shares are to be issued upon exercise of this Warrant shall be deemed to have become the holder of record of such Exercise Shares on the date on which this Warrant was surrendered and payment of the Exercise Price was made, irrespective of the date of delivery of such certificate or certificates, except that, if the date of such surrender and payment is a date when the stock transfer books of the Company are closed, such person shall be deemed to have become the holder of such shares at the close of business on the next succeeding date on which the stock transfer books are open.

2.2 Net Exercise. In lieu of exercising this Warrant pursuant to Section 2.1, unless a registration statement under the Securities Act providing for the resale of the Exercise Shares and the Initial Shares is in effect by the date that is one hundred and fifty (150) days following the Closing pursuant to the Registration Rights Agreement and such registration statement remains in effect throughout the Effectiveness Period (as defined in the Registration Rights Agreement), the Holder may elect to receive shares equal to the value (as determined below) of this Warrant (or the portion thereof being exercised) by surrender of this Warrant at the principal office of the Company together with the properly endorsed Notice of Exercise in which event the Company shall issue to the Holder a number of shares of Common Stock computed using the following formula:

X =	Y (A-B)
A

Where X =	the number of shares of Common Stock to be issued to the Holder

Y =	the number of shares of Common Stock purchasable under the Warrant or, if only a portion of the Warrant is being exercised, the portion of the Warrant being exercised (at the date of such calculation)

A =	the fair market value of one share of the Company’s Common Stock (at the date of such calculation)

B =	Exercise Price (as adjusted to the date of such calculation)

For purposes of the above calculation, the fair market value of one share of Common Stock shall, if the Common Stock is listed on any established stock exchange or traded on the Nasdaq Global Market or the Nasdaq Capital Market, be the closing sales price for such stock (or the closing bid, if no sales were reported) as quoted on such exchange or market (or the exchange or market with the greatest volume of trading in the Common Stock) on the date of exercise, as reported in The Wall Street Journal or such other source as the Board of Directors of the Company deems reliable. In the absence of such markets for the Common Stock, the fair market value shall be determined by the Board of Directors of the Company in good faith.

3. ADJUSTMENT OF EXERCISE PRICE AND NUMBER OF EXERCISE SHARES.

3.1 Stock Dividends and Splits. If the Company, at any time while this Warrant is outstanding: (A) pays a stock dividend or otherwise makes a distribution or distributions on shares of its Common Stock or any other equity or equity equivalent securities payable in shares of Common Stock (which, for avoidance of doubt, shall not include any shares of Common Stock issued by the Company pursuant to this Warrant), (B) subdivides outstanding shares of Common Stock into a larger number of shares, (C) combines (including by way of reverse stock split) outstanding shares of Common Stock into a smaller number of shares, or (D) issues by reclassification of shares of the Common Stock any shares of capital stock of the Company, then in each case the Exercise Price shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock (excluding treasury shares, if any) outstanding before such event and of which the denominator shall be the number of shares of Common Stock outstanding after such event, and the number of shares issuable upon exercise of this Warrant shall be adjusted to a number determined by dividing the number of shares issuable upon exercise of this Warrant immediately prior to such record date by the above fraction. Any adjustment made pursuant to this Section 3.1 shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or re-classification.

3.2 Cash Dividends and Pro Rata Distributions. In the event that at any time or from time to time the Company shall distribute to all holders of Common Stock (i) any dividend or other distribution of cash, evidences of its indebtedness, shares of its capital stock or any other properties or securities or (ii) any options, warrants or other rights to subscribe for or purchase any of the foregoing (other than in each case, (w) the issuance of any rights under a shareholder rights plan, (x) any dividend or distribution described in Section 3.1, (y) any rights, options, warrants or securities described in Section 3.3 and (z) any cash dividends or other cash distributions from current or retained earnings), then the number of shares of Common Stock issuable upon the exercise of this Warrant shall be adjusted to a number determined by multiplying the number of shares of Common Stock issuable upon the exercise of this Warrant immediately prior to the record date for any such dividend or distribution by a fraction, the numerator of which shall be such Current Market Value (as hereinafter defined) per share of

Common Stock on the record date for such dividend or distribution, and the denominator of which shall be such Current Market Value per share of Common Stock on the record date for such dividend or distribution less the sum of (x) the amount of cash, if any, distributed per share of Common Stock and (y) the fair value (as determined in good faith by the Board of Directors of the Company, whose determination shall be evidenced by a board resolution, a copy of which will be sent to the Holders upon request) of the portion, if any, of the distribution applicable to one share of Common Stock consisting of evidences of indebtedness, shares of stock, securities, other property, warrants, options or subscription or purchase rights; and the Exercise Price shall be adjusted to a number determined by dividing the Exercise Price immediately prior to such record date by the above fraction. Such adjustments shall be made whenever any distribution is made and shall become effective as of the date of distribution, retroactive to the record date for any such distribution. No adjustment shall be made pursuant to this Section 3.2 which shall have the effect of decreasing the number of shares of Common Stock issuable upon exercise of this Warrant or increasing the Exercise Price.

“Current Market Value” per share of Common Stock or any other security at any date means (i) if the security is not registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and/or traded on a national securities exchange, quotation system or bulletin board, (a) the value of the security, determined in good faith by the Board of Directors of the Company and certified in a board resolution, based on the most recently completed arm’s-length transaction between the Company and a Person other than an affiliate of the Company or between any two such Persons and the closing of which occurs on such date or shall have occurred within the six-month period preceding such date, or (b) if no such transaction shall have occurred within the six-month period, the value of the security as determined by an independent financial expert or an agreed upon financial valuation model or (ii) if the security is registered under the Exchange Act and/or traded on a national securities exchange, quotation system or bulletin board, the average of the daily closing bid prices (or the equivalent in an over-the-counter market) for each day on which the Common Stock is traded for any period on the principal securities exchange or other securities market on which the common Stock is being traded (each, a “Trading Day”) during the period commencing thirty (30) days before such date and ending on the date one day prior to such date.

3.3 Reorganization, Reclassification, Consolidation, Merger or Sale. If any recapitalization, reclassification or reorganization of the share capital of the Company, or any consolidation or merger of the Company with another corporation, or the sale of all or substantially all of its shares and/or assets or other transaction (including, without limitation, a sale of substantially all of its assets followed by a liquidation) shall be effected in such a way that holders of Common Stock shall be entitled to receive shares, securities or other assets or property (a “Change”), then, as a condition of such Change, lawful and adequate provisions shall be made by the Company whereby the Holder hereof shall thereafter have the right to purchase and receive (in lieu of the Common Stock of the Company immediately theretofore purchasable and receivable upon the exercise of the rights represented hereby) such shares, securities or other assets or property as may be issued or payable with respect to or in exchange for the number of outstanding shares of Common Stock which such Holder would have been entitled to receive had such Holder exercised this Warrant immediately prior to the consummation of such Change. The Company or its successor shall promptly issue to Holder a new Warrant for such new securities or other property. The new Warrant shall provide for adjustments which shall be as nearly equivalent as may be practicable to give effect to the adjustments provided for in this Section 3 including, without limitation, adjustments to the Exercise Price and to the number of securities or property issuable upon exercise of the new Warrant. The provisions of this Section 3.3 shall similarly apply to successive Changes.

3.4 Calculations. All calculations under this Section 3 shall be made to the nearest cent or the nearest 1/100th of a share, as the case may be.

4. COVENANTS OF THE COMPANY.

4.1 Covenants as to Exercise Shares. The Company covenants and agrees that all Exercise Shares that may be issued upon the exercise of the rights represented by this Warrant will, upon issuance, be validly issued and outstanding, fully paid and nonassessable, and free from all taxes, liens and charges with respect to the issuance thereof. The Company further covenants and agrees that the Company will at all times during the Exercise Period, have authorized and reserved, free from preemptive rights, a sufficient number of shares of its Common Stock to provide for the exercise of the rights represented by this Warrant. If at any time during the Exercise Period the number of authorized but unissued shares of Common Stock shall not be sufficient to permit exercise of this Warrant, the Company will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes.

4.2 No Impairment. Except and to the extent as waived or consented to by the Holder, the Company will not, by amendment of its Articles of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but will at all times in good faith assist in the carrying out of all the provisions of this Warrant and in the taking of all such action as may be necessary or appropriate in order to protect the exercise rights of the Holder against impairment.

4.3 Notice to Holders.

(a) Notices of Record Date. In the event of any taking by the Company of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend which is the same as cash dividends paid in previous quarters) or other distribution, the Company shall mail to the Holder, at least ten (10) days prior to the date specified herein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend or distribution.

(b) Adjustment to Exercise Price. Whenever the Exercise Price is adjusted pursuant to Section 3, the Company shall promptly mail to each Holder a notice setting forth the Exercise Price after such adjustment and provide a brief statement of the facts requiring such adjustment.

(c) Notice to Allow Exercise by Holder. If (A) the Company shall declare a dividend (or any other distribution) on the Common Stock; (B) the Company shall declare a special nonrecurring cash dividend on or a redemption of the Common Stock; (C) the

Company shall authorize the granting to all holders of the Common Stock rights or warrants to subscribe for or purchase any shares of capital stock of any class or of any rights; (D) the approval of any stockholders of the Company shall be required in connection with any reclassification of the Common Stock, any consolidation or merger to which the Company is a party, any sale or transfer of all or substantially all of the assets of the Company, of any compulsory share exchange whereby the Common Stock is converted into other securities, cash or property; (E) the Company shall authorize the voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Company; then, in each case, the Company shall cause to be mailed to the Holder at its last address as it shall appear upon the Warrant Register (as defined in Section 8 below) of the Company, at least fifteen (15) calendar days prior to the applicable record or effective date hereinafter specified, a notice stating (x) the date on which a record is to be taken for the purpose of such dividend, distribution, redemption, rights or warrants, or if a record is not to be taken, the date as of which the holders of the Common Stock of record to be entitled to such dividend, distributions, redemption, rights or warrants are to be determined or (y) the date on which such reclassification, consolidation, merger, sale, transfer or share exchange is expected to become effective or close, and the date as of which it is expected that holders of the Common Stock of record shall be entitled to exchange their shares of the Common Stock for securities, cash or other property deliverable upon such reclassification, consolidation, merger, sale, transfer or share exchange. The Holder is entitled to exercise this Warrant during the fifteen (15) day period commencing the date of such notice.

5. REPRESENTATIONS OF HOLDER.

5.1 Acquisition of Warrant for Personal Account. The Holder represents and warrants that it is acquiring the Warrant and the Exercise Shares solely for its account for investment and not with a view to or for sale or distribution of said Warrant or Exercise Shares or any part thereof. The Holder also represents that the entire legal and beneficial interests of the Warrant and Exercise Shares the Holder is acquiring are being acquired for, and will be held for, its account only.

5.2 Securities Are Not Registered. The Holder understands that the Warrant and the Exercise Shares have not been registered under the Securities Act of 1933, as amended (the “Act”) on the basis that no distribution or public offering of the stock of the Company is to be effected.

5.3 Disposition of Warrant and Exercise Shares.

(a) The Holder further agrees not to make any disposition of all or any part of the Warrant or Exercise Shares in any event unless and until:

(i) The Company shall have received a letter secured by the Holder from the Securities and Exchange Commission stating that no action will be recommended to the Commission with respect to the proposed disposition; or

(ii) There is then in effect a registration statement under the Act covering such proposed disposition and such disposition is made in accordance with said registration statement; or

(iii) The Holder provides the Company with reasonable assurances that such security can be sold pursuant to Rule 144 under the Act; or

(iv) The Holder shall have notified the Company of the proposed disposition, and, if reasonably requested by the Company, the Holder shall have furnished the Company with an opinion of counsel, reasonably satisfactory to the Company, for the Holder to the effect that such disposition will not require registration of such Warrant or Exercise Shares under the Act or any applicable state securities laws.

(b) The Holder understands and agrees that all certificates evidencing the shares to be issued to the Holder may bear the following legend:

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS. THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED (I) IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS OR (B) AN OPINION OF COUNSEL, IN A GENERALLY ACCEPTABLE FORM, THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT OR APPLICABLE STATE SECURITIES LAWS OR (II) UNLESS SOLD PURSUANT TO RULE 144 UNDER SAID ACT.

6. FRACTIONAL SHARES. No fractional shares shall be issued upon the exercise of this Warrant as a consequence of any adjustment pursuant hereto. All Exercise Shares (including fractions) issuable upon exercise of this Warrant may be aggregated for purposes of determining whether the exercise would result in the issuance of any fractional share. If, after aggregation, the exercise would result in the issuance of a fractional share, the Company shall, in lieu of issuance of any fractional share, pay the Holder otherwise entitled to such fraction a sum in cash equal to the product resulting from multiplying the then current fair market value of an Exercise Share by such fraction.

7. REGISTRATION RIGHTS. The Holder is entitled to the benefit of such registration rights in respect of the Exercise Shares as are set forth in the Registration Rights Agreement.

8. NO STOCKHOLDER RIGHTS. This Warrant in and of itself shall not entitle the Holder to any voting rights or other rights as a stockholder of the Company.

9. TRANSFER OF WARRANT. Subject to applicable laws and the restriction on transfer set forth on the first page of this Warrant, this Warrant and all rights hereunder are transferable, by the Holder in person or by duly authorized attorney, upon delivery of this Warrant and the form of assignment attached hereto to any transferee designated by Holder. The transferee shall sign an investment letter in form and substance satisfactory to the Company. The Company shall register this Warrant, upon records to be maintained by the Company for that purpose (the “Warrant Register”), in the name of the record Holder hereof from time to time.

10. LOST, STOLEN, MUTILATED OR DESTROYED WARRANT. If this Warrant is lost, stolen, mutilated or destroyed, the Company may, on such terms as to indemnity or otherwise as it may reasonably impose (which shall, in the case of a mutilated Warrant, include the surrender thereof), issue a new Warrant of like denomination and tenor as the Warrant so lost, stolen, mutilated or destroyed. Any such new Warrant shall constitute an original contractual obligation of the Company, whether or not the allegedly lost, stolen, mutilated or destroyed Warrant shall be at any time enforceable by anyone.

11. NOTICES. All notices required or permitted hereunder shall be in writing and shall be deemed effectively given: (i) upon personal delivery to the party to be notified; (ii) when sent by facsimile with transmission confirmed by the transmitting equipment or email with electronic confirmation of receipt, and, if sent during normal business hours of the recipient, shall be deemed delivered at the time and date of receipt and; if not, then on the next business day; (iii) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or (iv) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. The addresses for such communications shall be as follows, or at such other address as the Company or Holder may designate by ten (10) days advance written notice to the other parties hereto:

If to the Company:	Progressive Gaming International Corporation 920 Pilot Road Las Vegas, NV 89119 Attention: Heather A. Rollo Tel. No.: (702) 263-2583 Facsimile No.: (702) 263-1681 E-mail: heather.rollo@pgicorp.net

with copies (which shall not constitute notice) to:	Cooley Godward Kronish LLP 4401 Eastgate Mall San Diego, CA 92121 Attention: Steven M. Przesmicki, Esq. Tel. No.: (858) 550-6070 Facsimile No.: (858) 550-6420 E-mail: przes@cooley.com

If to Purchaser:

International Game Technology

9295 Prototype Drive

Reno, Nevada 89521

Attention: Daniel R. Siciliano, Chief Accounting Officer and Treasurer

Facsimile No.: (775) 448-0120

E-mail: danny.siciliano@igt.com

with copies (which shall not constitute notice) to:	Fulbright & Jaworski L.L.P. 2200 Ross Avenue, Suite 2800 Dallas, Texas 75201 Attention: Glen J. Hettinger, Esq. Fax No.: (214) 855-8200 E-mail: ghettinger@fulbright.com

12. ACCEPTANCE. Receipt of this Warrant by the Holder shall constitute acceptance of and agreement to all of the terms and conditions contained herein.

13. GOVERNING LAW. This Agreement is to be construed in accordance with and governed by the internal laws of the State of New York without giving effect to any choice of law rule that would cause the application of the laws of any jurisdiction other than the internal laws of the State of New York to the rights and duties of the parties.

IN WITNESS WHEREOF, the Company has caused this Warrant to be executed by its duly authorized officer as of                          , 2008.

PROGRESSIVE GAMING INTERNATIONAL CORPORATION

By:

Name:

Title:

[SIGNATURE PAGE TO IGT WARRANT]

NOTICE OF EXERCISE

TO: PROGRESSIVE GAMING INTERNATIONAL CORPORATION

(1) ☐ The undersigned hereby elects to purchase                      shares of the Common Stock of Progressive Gaming International Corporation pursuant to the terms of the attached Warrant, and tenders herewith payment of the exercise price in full, together with all applicable transfer taxes, if any.

     ☐ The undersigned hereby elects to purchase                      shares of the Common Stock of Progressive Gaming International Corporation pursuant to the terms of the attached Warrant, and tenders herewith evidence of the cancellation of debt owed by the Company to the undersigned equal to the amount of the exercise price in full, together with all applicable transfer taxes, if any.

     ☐ The undersigned hereby elects to purchase                      shares of the Common Stock of Progressive Gaming International Corporation pursuant to the terms of the net exercise provisions set forth in the attached Warrant, and shall tender payment of all applicable transfer taxes, if any.

(2) Please issue a certificate or certificates representing said shares of Common Stock in the name of the undersigned or in such other name as is specified below:

(Name)

(Address)

(Date)	(Signature)

(Print name)

ASSIGNMENT FORM

(To assign the foregoing Warrant, execute this form

and supply required information. Do not use this

form to purchase shares.)

FOR VALUE RECEIVED, the foregoing Warrant and all rights evidenced thereby are hereby assigned to

Name:
(Please Print)

Address:
(Please Print)

Dated:	, 20

Holder’s Signature:

Holder’s Address:

NOTE: The signature to this Assignment Form must correspond with the name as it appears on the face of the Warrant, without alteration or enlargement or any change whatever. Officers of corporations and those acting in a fiduciary or other representative capacity should file proper evidence of authority to assign the foregoing Warrant.